EXHIBIT 99.1

BJ's Restaurants Adds More Flavor, Variety and Value With the Introduction of New "Snacks and Small Bites" and New Lunch Specials

HUNTINGTON BEACH, Calif., March 2, 2010 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (Nasdaq:BJRI) today announced a companywide update to its menu offerings that includes the introduction of a new BJ's "Snacks and Small Bites" menu category, along with five new lunch specials.

"We are excited to introduce additional menu creations that are big on flavor and small on price, and that deliver the high quality and good value that our guests have come to expect from BJ's," said Matt Hood, BJ's Chief Marketing Officer. "By expanding our popular lunch specials, we are giving our guests the opportunity to try something new at a good value. Our new 'Snacks and Small Bites' menu category offers outstanding value and portion sizes that are perfect as individual appetizers or as additions to a favorite entree."

BJ's new "Snacks and Small Bites" range from $2.95 - $3.95 and include:

  Fresh Mozzarella and Tomato Salad Our new light and fresh Caprese-style salad!  Fresh mozzarella and tomato wedges with basil, red onion and Parmesan cheese, drizzled with balsamic glaze.
  Gourmet Mac & Cheese A delicious and creamy blend of rotelle pasta with three cheeses, chipotle and a hint of garlic. Topped with seasoned breadcrumbs and bacon then oven-baked for a golden brown finish.
  Hawaiian Shrimp Skewers Two skewers, each with three plump shrimp, speared with white onions, red bell peppers, diced pineapple, grilled and glazed. Served over sticky white rice and broccoli and drizzled with a flavorful sesame soy sauce.
  Mini-Bruschetta Grilled Focaccia bread, topped with melted provolone, our blend of fresh Roma and sun-dried tomatoes, onions, basil and roasted red peppers. Served with our signature pesto vinaigrette.
  Chicken Fajita Quesadilla Grilled marinated chicken, grilled onions, green chilies and Jack and Cheddar cheeses melted in a crispy tortilla then drizzled with avocado cream sauce.  Served with our Baja dipping sauce.
  Garlic Parmesan Kettle-Style Chips A platter full of freshly made, hot kettle-style potato chips sprinkled with garlic and Parmesan cheese.  Served with caramelized onion dip and buffalo sour cream for dipping.

BJ's lunch specials that start at $5.95 now include:

  Chicken Teriyaki Chicken breast with onions, red peppers, Napa cabbage, green onions and sweet baby carrots tossed with our teriyaki sauce and served over sticky white rice topped with sesame seeds.
  Shrimp Teriyaki Shrimp with onions, red peppers, Napa cabbage, green onions and sweet baby carrots tossed with our teriyaki sauce and served over sticky white rice topped with sesame seeds.
  Salmon Teriyaki Fresh salmon fillet sauteed with onions, red peppers, Napa cabbage, green onions and sweet baby carrots tossed with our teriyaki sauce and served over sticky white rice topped with sesame seeds.
  Handbreaded Chicken Parmigiana An Italian classic!  Handbreaded breast of chicken smothered with provolone cheese and served over spaghetti noodles tossed in our spicy marinara sauce.
  Tuscan Tomato Bisque with Grilled Ham and Cheese (Full or Half) Our Parmesan crusted sourdough bread is grilled with cheddar cheese and savory thin sliced ham then cut perfectly for dipping with our popular Tuscan Tomato Bisque Soup.

All BJ's restaurants feature an extensive menu with over 100 menu items that includes BJ's signature deep-dish pizza, award-winning handcrafted beer and famous Pizookie® dessert. BJ's highly detailed, contemporary decor and unique video statement, including several high definition flat panel televisions, creates a high energy, fun and family-friendly dining environment for everyone to enjoy. Hours of operation are from 11:00 a.m. to midnight Sunday through Thursday and 11:00 a.m. to 1:00 a.m. Friday and Saturday.

BJ's Restaurants, Inc. currently owns and operates 93 casual dining restaurants under the BJ's Restaurant & Brewery, BJ's Restaurant & Brewhouse or BJ's Pizza & Grill brand names. BJ's restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. The Company operates several microbreweries which produce and distribute BJ's critically acclaimed handcrafted beers throughout the chain. The Company's restaurants are located in California (49), Texas (17), Arizona (5), Colorado (3), Oregon (2), Nevada (3), Florida (5), Ohio (2), Oklahoma (2), Kentucky (1), Indiana (1), Louisiana (1) and Washington (2). Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking" statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales growth in future periods, those regarding the effect of new sales-building initiatives, future guest traffic, as well as those regarding the number of restaurants expected to be opened in future periods and the timing and location of such openings. These "forward-looking" statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (ii) our ability to manage an increasing number of new restaurant openings, (iii) construction delays, (iv) labor shortages, (v) minimum wage increases, (vi) food quality and health concerns, (vii) factors that impact California, where 49 of our current 93 restaurants are located, (viii) restaurant and brewery industry competition, (ix) impact of certain brewery business considerations, including without limitation, dependence upon suppliers, third party contractors and related hazards, (x) consumer spending trends in general for casual dining occasions, (xi) potential uninsured losses and liabilities, (xii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our handcrafted beers and energy, (xiii) trademark and service-mark risks, (xiv) government regulations, (xv) licensing costs, (xvi) beer and liquor regulations, (xvii) loss of key personnel, (xviii) inability to secure acceptable sites, (xix) limitations on insurance coverage, (xx) legal proceedings, (xxi) other general economic and regulatory conditions and requirements, (xxii) the success of our key sales-building and related operational initiatives and (xxiii) numerous other matters discussed in the Company's filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K. The "forward-looking" statements contained in this press release are based on current assumptions and expectations and BJ's Restaurants, Inc. undertakes no obligation to update or alter its "forward-looking" statements whether as a result of new information, future events or otherwise.

CONTACT:  BJ's Restaurants, Inc.
          Matt Hood
          714-500-2400